LIFEVANTAGE ANNOUNCES UNAUDITED THIRD QUARTER FISCAL 2010 FINANCIAL AND OPERATING RESULTS

Company Reports Revenue Increased 316% from Same Quarter Last Year

Conference call scheduled for May 20, 2010 at 1:30pm (Pacific); simultaneous webcast at
www.lifevantage.com

San Diego, CA, May 17, 2010, LifeVantage Corporation (OTCBB: LFVN), the maker of science-based solutions to oxidative stress, announced today unaudited third quarter fiscal 2010 financial and operating results.

The Company recorded approximately $2.7 million net revenue for the three month period ended March 31, 2010, which represents a 316% increase over net revenue from the same quarter last fiscal year, and an 11% increase over the second fiscal quarter of 2010. The continued increase in third quarter revenue is attributed to increased sales volume through the network marketing sales channel. The Company also recorded $2.3 million in gross profit, and a gross margin of 84%, an approximate 3% improvement over same quarter last year, and a slight improvement over the second fiscal quarter 2010.

Total operating expenses for the three months ended March 31, 2010 were approximately $3.6 million as compared to operating expenses of approximately $4.7 million for the three months ended December 31, 2009. The decrease of $1.1 million, or 23%, is primarily attributable to settling a legal complaint in the second fiscal quarter of 2010, and recording reduced stock compensation and other SG&A expenses in the third fiscal quarter of 2010.

The Company recorded an operating loss of $1.3 million in the third fiscal quarter of 2010, compared to operating losses of $2.5 million for the same quarter last year, and $2.7 million for the second fiscal quarter 2010. The 50% decrease in operating loss from the second fiscal quarter to the third fiscal quarter, is a result of improvements in revenue, gross profit, gross margin, and reduced operating expenses. The net loss of approximately $8.2 million for the three month period ended March 31, 2010 includes an aggregate of approximately $6.9 million of non-cash expenses, comprised of interest expenses related to the convertible debt the Company issued in 2009, and the change in fair values related to the treatment of the Company’s derivative liabilities.

Conference Call Information

The Company will hold a conference call on May 20, 2010 at 1:30pm Pacific time (4:30pm Eastern time) to discuss third fiscal quarter 2010 financial and operating results and provide an update on its business. David W. Brown, President & Chief Executive Officer, is scheduled to lead the call and will be joined by Carrie E. Carlander, Chief Financial Officer.

The conference call may be accessed by dialing 888-791-4319 for domestic callers and entering the pass code 4186590. The webcast will be available live via the Internet by accessing the Investors section of LifeVantage’s website at http://www.lifevantage.com/investor-profile.aspx. Replays of the webcast will be available on LifeVantage’s website for 30 days and a phone replay will be available through May 25th, 2010 by dialing 888-203-1112 and entering the pass code 4186590.

About LifeVantage Corporation
LifeVantage Corporation is a publicly traded (OTCBB: LFVN), science-based, nutraceutical company dedicated to helping people reach their health and wellness goals. Founded in 2003 and based in San Diego, CA, LifeVantage develops products, including Protandim®, that are intended to deliver significant health benefits to consumers. For more information, visit www.LifeVantage.com.

Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the potential failure or unintended negative consequences of the implementation of the Company’s network marketing sales channel; the Company’s ability to retain independent distributors or to attract new independent distributors on an ongoing basis; the potential for third party and governmental actions involving the Company’s network marketing sales channel; the potential for product liability claims against the Company; the risk that government regulators and regulations could adversely affect the Company’s business; future laws or regulations may hinder or prohibit the production or sale of the Company’s existing product and any future products; unfavorable publicity could materially hurt the Company’s business; and the Company’s ability to protect its intellectual property rights and the value of its product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q under the caption “Risk Factors”, and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

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Investor Relations Contact:
Ioana C. Hone
(858) 312-8000 Ext. 4